                                                                    EXHIBIT 10.3

                            STOCK PURCHASE AGREEMENT
                              Dated March 11, 1999
                                  by and among

                                  Peter Lister
                           Global Source Network, Ltd.
                                       and
                           The Pietrafesa Corporation

                                TABLE OF CONTENTS


ARTICLE I - DEFINED TERMS

     1.01   Defined Terms
     1.02   Accounting Terms
     1.03   Other Rules of Construction

ARTICLE II - THE TRANSACTION

     2.01   Purchase and Sale of Shares
     2.02   Purchase Price
     2.03   Closing
     2.04   [Reserved]
     2.05   Post-Closing Purchase Price Adjustment
     2.06   Payment
     2.07   12-31-98 and Closing Balance Sheets
     2.08   Set-Off
     2.09   Contingent Purchase Price
     2.10   Further Assurances

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF GSN AND SELLER

     3.01   Organization
     3.02   Authorization; Enforceability
     3.03   Shares; Capitalization
     3.04   Subsidiaries and Investments
     3.05   Qualification
     3.06   No Violation of Laws or Agreements; Consents
     3.07   Financial Information
     3.08   Undisclosed Liabilities
     3.09   No Changes
     3.10   Taxes
     3.11   Inventory; Tangible Personal Property
     3.12   Receivables
     3.13   Condition of Assets; Title; Business
     3.14   No Pending Litigation, Proceedings or Y2K Problems
     3.15   Contracts; Compliance
     3.16   Permits; Compliance With Law
     3.17   Real Property
     3.18   Transactions With Related Parties
     3.19   Labor Relations

      3.20  Products Liability; Warranties
      3.21  Insurance
      3.22  Intellectual Property Rights
      3.23  Employee Benefits
      3.24  Environmental Matters
      3.25  Compensation
      3.26  Customer Relations
      3.27  Absence of Certain Business Practices
      3.28  Finders' Fees
      3.29  Disclosure

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER

     4.01  Organization
     4.02  Authorization; Enforceability
     4.03  No Violation of Laws; Consents
     4.04  No Pending Litigation or Proceedings
     4.05  Finders' Fee
     4.06  Financial Ability
     4.07  Disclosure

ARTICLE V - FURTHER COVENANTS AND AGREEMENTS

     5.01   Conduct of Business
     5.02   Access; Information
     5.03   Consents
     5.04   Notification of Certain Matters
     5.05   Insurance
     5.06   Prohibition of Solicitation

ARTICLE VI - CONDITIONS TO CLOSING:  TERMINATION

     6.01   Conditions Precedent to Obligation of Purchaser
     6.02   Conditions Precedent to Obligation of Seller
     6.03   Deliveries and Proceedings at Closing
     6.04   Termination

ARTICLE VII - SURVIVAL AND INDEMNIFICATION

     7.01   Survival of Representations
     7.02   Indemnification by Seller
     7.03   Indemnification of Purchaser
     7.04   Notice of Claims
     7.05   Third-Party Claims
     7.06   Set-Off

ARTICLE VIII - NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

      8.01  Seller
      8.02  Purchaser
      8.03  Damages

ARTICLE IX - TAXES AND BENEFIT PLANS

     9.01   Certain Tax Matters
     9.02   Transfer Taxes
     9.03   Expenses of Benefit Plans

ARTICLE X - MISCELLANEOUS

     10.01  Costs and Expenses
     10.02  Further Assurances
     10.03  Notices
     10.04  Offset; Assignment; Governing Law
     10.05  Amendment and Waiver; Cumulative Effect
     10.06  Entire Agreement; No Third-Party Beneficiaries
     10.07  Severability
     10.08  Counterparts
     10.09  Bulk Transfer Laws
     10.10  Choice of Forum
     10.11  Headings
     10.12  Publicity
     10.13  Specific Performance


                                    Schedules

     2.01       Seller's Shares
     2.09(a)    Chart
     2.09(a)    Pre-Tax Profit and Target Statement
     3.03       Shareholders
     3.04       Equity Interests; Predecessors
     3.05       Jurisdictions
     3.06       Consents
     3.08       Liabilities
     3.10       Taxes
     3.11       Tangible Personal Property
     3.12       Receivables
     3.14       Litigation or Proceedings
     3.15       Contracts
     3.16       Permits
     3.17       Real Property
     3.18       Related Party Transactions
     3.20       Product Warranties
     3.21       Insurance
     3.22       Intellectual Property Rights
     3.23       Employee Benefits
     3.24       Environmental Matters
     3.25       Compensation
     6.01(g)    Required Employment Agreements


                                    Exhibits

     A              [RESERVED]
     B              [RESERVED]
     3.07           Financial Statements
     6.03(a)(vii)   Legal Opinion of Mezan, Stolzberg & Schwartzman, P.C.
     6.03(b)(vi)    Legal Opinion of Scolaro, Shulman, Cohen,
                     Lawler & Burstein, P.C.

                           STOCK PURCHASE AGREEMENT dated , 1999, by and among
                  THE PIETRAFESA CORPORATION, a Delaware corporation (the "Parent" or the "Purchaser"), PETER LISTER ("PL" or "Seller") with an office at 101 W. 55th Street, St. 13E, New York, New York 10019 and GLOBAL SOURCE NETWORK, LTD., a New York corporation with its principal office located at 101 West 55th St., New York, New York 10019 ("GSN" or "Company").

                  WHEREAS, Purchaser, PL and Company have entered into a certain binding Letter Agreement, dated December 11, 1998 (the "LOI"); and


                  WHEREAS, Pursuant to the LOI, the parties have prepared this definitive agreement; and

                  WHEREAS, All of the issued and outstanding capital stock of
GSN is owned as follows:               PL         50 shares

                  WHEREAS, Seller intends to sell to Purchaser, and Purchaser intends to acquire from Seller all of the shares in the Company upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, each intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

         1.01 Defined Terms. The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

                  "Accelerating Disposition" has the meaning given that term in
Section 2.09(e).

                  "Additional Stock Payment" has the meaning given that term in
Section 2.09(g).

                  "Adjusted Closing Balance Sheet" has the meaning given that term in Section 2.07(a)(iii).

                  "Adjusted 12-31-98 Balance Sheet" has the meaning given that term in Section 2.07(a)(iii).

                  "Affiliate" shall mean, as to the party specified, any Person which directly or indirectly through ownership of stock or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such Person by reason of ownership of equity interests, by contract or otherwise.

                  "Agreement" means this Stock Purchase Agreement, as it may be amended from time to time.

                  "Applicable Accounting Principles" or "GAAP" shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis throughout the periods indicated except as disclosed in footnotes to the financial statements.

                  "Auditors" means the certified public accounting firm of Pasquale and Bowers.

                  "Balance Sheet Date" means December 31, 1998.

                  "Benefit Plan" has the meaning given that term in Section 3.23(a).

                  "Business" shall mean the business presently operated and conducted by Seller through GSN, including, without limitation, the merchandising and sourcing of tailored clothing and dress shirts to value-priced apparel retailers.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City.

                  "Cash Purchase Price" has the meaning given that term in
Section 2.02(a).

                  "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

                  "Chart" has the meaning given that term in Schedule 2.09(a).

                  "Closing" has the meaning given that term in Section 2.03.

                  "Closing Date" has the meaning given that term in Section
2.03.

                  "Code" means the Internal Revenue Code of 1986, as amended and the applicable rulings and regulations thereunder.

                  "Company Group" has the meaning given that term in Section 3.23(b).

                  "Company Plan" has the meaning given that term in Section 3.23(a).

                  "Contingent Purchase Price" has the meaning given that term in
Section 2.02(c).

                  "Contract" and "Contracts" have the respective meanings given those terms in Section 3.15.

                  "Contracts" shall mean the leases; rental agreements; insurance policies; royalty agreements; commission agreements; collective bargaining agreements; union contracts; licenses; agreements; permits; sales order and purchase orders which either individually or in the aggregate total Twenty-Five Thousand Dollars ($25,000.00) or more; commitments; and any and all other contracts or binding arrangements (including, capital commitments), whether written or oral, express or implied, of the Business or by which GSN is bound.

                  "Damages" has the meaning given that term in Section 7.04.

                  "Defined Benefit Plan" has the meaning given that term in
Section 3.23(e).

                  "Delayed Obligation" has the meaning given that term in
Section 2.09(c).

                  "Distributable Personal Property" shall mean the personal property described on Exhibit B attached hereto.

                  "Dollars" and "$" shall mean, unless otherwise specified, United States Dollars.

                  "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien (including liens for Taxes), charge, restriction, assessment, restrictive covenant, encroachment, right-of-way, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

                  "Environmental Laws" shall mean all applicable Federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for the protection, preservation or restoration of the environment (including ambient air, surface water, groundwater, drinking water, wetlands, land surface or subsurface strata, animal life and vegetation) and human health and safety, including common law, property damage and similar common law theories. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), each as amended and in effect on the date hereof, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Permits" shall mean all material permits, licenses and authorizations of all governmental authorities required by GSN for the conduct of the Business as currently conducted under all applicable Environmental Laws.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

                  "Final Closing Balance Sheet" has the meaning given to that term in Section 2.07(d).

                  "Financial Statements" has the meaning given that term in
Section 3.07(b).

                  "Forfeited Obligation" has the meaning given that term in
Section 2.09(c).

                  "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

                  "Governmental Body" means any court, government (federal, state, local or foreign), department commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

                  "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability under any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Law, (b) polychlorinated biphenyls (PCB's) or (c) any radioactive substance.

                  "Income Taxes" shall mean all Taxes on or measured by net income, gross profits or net profits, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

                  "Indemnified Party" has the meaning given that term in Section 7.05.

                  "Indemnifying Party" has the meaning given that term in
Section 7.05.

                  "Intellectual Property" has the meaning given that term in
Section 3.22.

                  "Intercompany Note" has the meaning given that term in
Schedule 2.09(a).

                  "IPO" shall mean an initial public offering of the Pietrafesa Stock.

                  "Installment" has the meaning given that term in Section 2.09(b).

                  "IRS" means the Internal Revenue Service.

                  "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or priniciple of common law.

                  "LOI" has the meaning given that term in the introductory paragraphs to this Agreement.

                  "Litigation" has the meaning given that term in Section 3.14.

                  "Multiemployer Plan has the meaning given that term in Section 3.23(f).

                  "Note" has the meaning given that term in Section 2.02(b).

                  "Notice of Disagreement" has the meaning given that term in
Section 2.09(a).

                  "Obligation Shortfall" had the meaning given that term in
Section 2.09(g).

                  "Other Agreement" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement.

                  "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permit" and "Permits" have the respective meanings given those terms in Section 3.16.

                  "Permitted Encumbrances" shall mean, to the extent applicable, Encumbrances which (a) are liens for Taxes not yet due and payable, or (b) are mechanics', carriers', materialmen's, landlords', workers' or other similar liens incurred in the ordinary course of business.

                  "Person" means and includes, without limitation, whether foreign or domestic, a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, and a Governmental Body.

                  "Pietrafesa Stock" shall mean the common stock of the Parent issued pursuant to the IPO.

                  "Post-Closing Purchase Price Adjustment" means the post-closing adjustment to the Purchase Price pursuant to Section 2.05.

                  "Preliminary Closing Balance Sheet" has the meaning given that term in Section 2.07(a).

                  "Prohibited Activity(ies) of the Company" means an activity (or activities) described in Section 5.01(b).

                  "Pre-Tax Income" shall mean the net income of the Business for financial reporting purposes prepared in accordance with Applicable Accounting Principles before any provision for Federal and state income taxes, excluding any goodwill amortization expense arising out of the purchase of stock pursuant to this Agreement.

                  "Proposed Acquisition Transaction" has the meaning given that term in Section 5.06.

                  "Purchase Price" has the meaning given that term in Section 2.02.

                  "Purchaser Damages" has the meaning given that term in Section 7.02.

                  "Purchaser Indemnitees" has the meaning given that term in
Section 7.02.

                  "Purchaser Parties" shall mean the Partnership and the Purchaser.

                  "Qualified Plan" has the meaning given that term in Section 3.23(d).

                  "Real Property" has the meaning given that term in Section
3.17.

                  "Receivables" has the meaning given that term in Section 3.12.

                  "Regulated Material" means any hazardous substances as defined by any applicable Environmental Law and any other material regulated by any applicable Environmental Law, including polychlorinated biphenyls, petroleum, petroleum-related material, crude oil or any fraction thereof and other hazardous materials.

                  "Related Party" means (i) Seller, (ii) any Affiliate of Seller, (iii) any officer or director of any Person identified in clauses (i) or
(ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendent of any natural Person identified in any one of the preceding clauses.

                  "Security Right" means, with respect to any security, any option, warrant, subscription right, pre-emptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

                  "Seller Damages" has the meaning given that term in Section 7.03.

                  "Seller Indemnitee" has the meaning given that term in Section 7.03.

                  "Selling Group" means and includes, without limitation, a member, whether past or present, of Seller's affiliated group of corporations, if any, within the meaning of Code Section 1504(a), or any Affiliate.

                  "Seller's Representative" shall mean Peter Lister.

                  "Shares" has the meaning given that term in Section 2.01.

                  "Stock Payment" has the meaning given that term in Section 2.09(g).

                  "Stockholders' Equity" means the excess of the assets of a Company over the liabilities of such Company, as adjusted and calculated in accordance with the applicable provisions of this Agreement.

                  "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

                  "Superfund" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

                  "Target" has the meaning given that term in Section 2.09(a).

                  "Target Statement" has the meaning given that term in Section 2.09(a).

                  "Tax or Taxes" shall mean all taxes on, or measured by or referred to as, income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs, duties or similar assessments or charges, together with any interest and any penalties, additions to tax or additional similar amounts imposed by any taxing authority, domestic or foreign, with respect thereto.

                  "Tax Returns" shall mean any returns, declarations, claims for refund, information returns, reports and statements relating to Taxes that are required to be filed with any appropriate domestic or foreign taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

                  "Terminating Distribution" has the meaning given that term in
Section 2.09(d).

                  "Trademarks" shall mean trademarks, service marks, brand names, brand marks, trade dress, logos and all other names and slogans associated with products of GSN, whether or not registered, and all registrations thereof and pending applications therefor.

                  "Trade Names" shall mean trade names embodying goodwill of GSN, whether or not registration has been obtained or an application for registration is pending.

                  "12-31-98 Balance Sheet" has the meaning given that term in
Section 3.07(b).

         1.02 Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings given them in accordance with, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with, the Applicable Accounting Principles.

         1.03 Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The words "including", "includes", "included" and "include", when used, are deemed to be followed by the words "without limitation".

                                   ARTICLE II
                                 THE TRANSACTION

         2.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, in consideration of the Purchase Price, Seller shall sell, assign, transfer and deliver to Purchaser fifty (50) shares of GSN's common voting stock (the "Shares"), which Shares shall, as of Closing, represent 100% of each and every class of GSN's issued and outstanding capital stock and Purchaser shall purchase from Seller and take delivery of the Shares, at Closing, free of all Encumbrances. The number of Shares to be sold by each Seller is set forth on Schedule 2.01.

         2.02 Purchase Price. The aggregate purchase price for the Shares shall be Four Million Four Hundred Thousand Dollars ($4,400,000) ("Purchase Price"), decreased, if at all, by the Closing Purchase Price Adjustment and the Post-Closing Purchase Price Adjustment, and shall be payable as follows:

              (a) by wire transfer of immediately available funds to a bank account designated by Sellers, the amount of One Million Four Hundred Thousand Dollars ($1,400,000.00) (the "Cash Purchase Price"); and

              (b) the Purchaser shall deliver to Seller on the Closing Date, its promissory note in the principal amount of Eight Hundred Thousand Dollars ($800,000.00) on the form attached hereto as Exhibit 2.02 (the "Note") subject to the adjustments pursuant to Section 2.05 below . Seller acknowledges that the Note shall be unsecured and subordinate to all existing and future debt of Purchaser, except for trade debt incurred in the ordinary course, and Seller agrees to execute and deliver without further consideration all subordination agreements necessary to effect the foregoing; and

              (c) by deferred payment of the unsecured contingent earn-out portion of Two Million Two Hundred Thousand Dollars ($2,200,000.00) to be paid upon the terms and subject to the conditions set forth in Section 2.09 ("Contingent Purchase Price").

         2.03 Closing. The consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on June 30, 1999, at the offices of Seller's counsel in New York, New York, or at such other time or place as the parties may agree.

         2.04 [RESERVED]

         2.05 Post-Closing Purchase Price Adjustment Based Upon Closing Date Stockholders' Equity. If the Stockholders' Equity of the Company at the close of business on the Closing Date, as reflected in the Final Closing Balance Sheet, is less than zero ($0.00), then the Note portion of the Purchase Price shall be reduced dollar-for-dollar by the amount of such deficiency. If the Stockholder's Equity of the Company as reflected on the Final Closing Balance Sheet is greater than zero ($0.00), the Purchase Price shall not be increased.

         2.06 Payment. Upon the terms and subject to the conditions of this Agreement, (i) at Closing, Purchaser shall deliver the Cash Purchase Price to Sellers by wire transfer of federal funds, and (ii) within five (5) Business Days after the determination of the Post-Closing Purchase Price Adjustment is made, Purchaser shall be entitled to an immediate credit against the principal balance of and interest on the Note equal to the Post-Closing Purchase Price Adjustment, if any. In the event of an IPO and acceleration of the Note in accordance with the terms thereof, the amount of any Post-Closing Purchase Price Adjustment shall be immediately refunded by the Seller.

         2.07 12-31-98 and Closing Balance Sheets.

              (a) Preliminary and Closing Balance Sheets. Promptly after the Closing, Seller (in consultation with, and with such assistance as Seller shall reasonably request of, Purchaser) shall prepare a balance sheet and related notes of the Company as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the 12-31-98 Balance Sheet, except that (A) no item shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively, (B) at Purchaser's option, the effect of any breaches of the representations and warranties of Seller or the Company made herein and discovered by Purchaser on or before the date that the Adjusted Closing Balance Sheet is delivered by Purchaser to Seller shall be fully reserved therein, (C) accruals shall be made, if necessary, to reflect the distribution of cash for the payment of employee bonuses, and the distribution to the Seller of the Distributable Personal Property, and (D) accounts relating to Related Parties shall be eliminated so as to reflect accurately the Company's financial condition on a stand-alone basis.

         The Company shall provide all documentation necessary to establish the true and complete amount of its inventory, if any, as of the close of business on the Closing Date, which count may be verified by either or both the Auditors and Seller's accountants. Purchaser shall engage the Auditors, at the expense of Purchaser, to examine the Preliminary Closing Balance Sheet in accordance with generally accepted auditing standards and, based upon such examination, make such adjustments, if any, to the Preliminary Closing Balance Sheet as shall in the Auditors' judgment be required to cause the Preliminary Closing Balance Sheet to reflect fairly those items required to be reflected therein in accordance with the accounting principles described above (after such examination and any adjustment, the "Adjusted Closing Balance Sheet," respectively).

              (b) Delivery of Adjusted Balance Sheets. As soon as practicable following the Closing, but in no event later than September 30, 1999, the Adjusted Closing Balance sheet shall be delivered by Purchaser to Seller, together with a written statement setting forth the Prohibited Activities of the Company, if any. Seller and its representatives shall be provided complete access to all work papers and other information used by Purchaser in preparing the Adjusted Closing Balance Sheet. The Adjusted Closing Balance Sheet and the statement of Prohibited Activities of the Company, when delivered by Purchaser to Seller, shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment, unless the Seller notifies Purchaser in writing within thirty (30) Business days after receipt of the Adjusted Closing Balance Sheet of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute.

              (c) Arbitration. If any disagreement concerning the Post-Closing Purchase Price Adjustment is not resolved by Purchaser and Seller within thirty
(30) Business Days following the receipt by Seller of the Adjusted Closing Balance Sheet with statement of Prohibited Activity of the Company, the undisputed amount or credit shall be paid or taken in accordance with Section 2.06, and Purchaser and Seller shall promptly engage on standard terms and conditions for a matter of such nature a nationally recognized firm of independent accountants to resolve such dispute. The firm of independent accountants shall be proposed in writing by Purchaser to Seller. In the absence of prompt agreement (within five (5) Business Days) on the identity of the independent accountants, the New York office of one of the "big five" international certified public accounting firms, other than the accounting firm of Ernst & Young, shall be engaged by the parties. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within ninety (90) Business Days following the receipt by Seller of the Adjusted Closing Balance Sheet. Seller shall pay all of the cost of the fees and expenses of such independent accountants at the time of payment of the Post-Closing Purchase Price Adjustment unless the independent accountants determine that the aggregate of all adjustments result in a change in favor of Seller that is greater than ten percent (10%) of the difference between the stockholder equity of the Company on the Preliminary Closing Balance Sheet and the Adjusted Closing Balance Sheet. The resolution by the independent accountants of any dispute concerning the Post-Closing Purchase Price Adjustment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Post-Closing Purchase Price Adjustment.

              (d) Final Closing Balance Sheet. The Adjusted Closing Balance Sheet, as modified by the parties' agreement and by any determination by the independent accountants as described in this Section 2.07, shall be the "Final Closing Balance Sheet".

         2.08 Set-Off. Any amounts due to Purchaser from Seller pursuant to Sections 2.05 and 2.06 of this Agreement may, after completion of all dispute resolution procedures established in Section 2.07 of this Agreement, in the sole and absolute discretion of Purchaser, be set off against and deducted from any amounts due as Contingent Purchase Price or as otherwise provided herein.

         2.09 Contingent Purchase Price.

              (a) Within one hundred twenty (120) days after the end of each of Purchaser's fiscal years, commencing with fiscal year 1999 and ending upon the close of fiscal year 2003, Purchaser shall cause to be prepared and delivered to the Seller a statement setting forth the Pre-Tax Profit (as defined below) of the Company for such year, prepared by the Auditors in accordance with GAAP ("Target Statement"). Pre-Tax Profits and the Target Statements shall be prepared in accordance with the terms and procedures set forth in Schedule 2.09
(a) hereto. If requested, Seller shall use his best efforts to assist Purchaser and its representatives in the preparation of the Target Statements. During the forty-five (45) Business Day period following Seller receipt of the Target Statement, Seller, at his sole expense, shall be permitted to review, or have his accountants or counsel review, all relevant working papers and books and records of the Purchaser relating to the Target Statement. Purchaser shall provide reasonable cooperation with this review. The Target Statement shall become final and binding upon the parties on the forty-fifth (45th) Business Day following receipt thereof by Seller's Representative unless before such date Seller delivers written notice to the Purchaser ("Notice of Disagreement") which sets forth in detail the basis for Seller's disagreement with the Target Statement. If a Notice of Disagreement is received by the Parent in a timely manner, then the Target Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (y) the date any disputed matters are finally resolved in writing by the arbitrator in accordance with the arbitration provision set forth in this Section 2.09(d) hereto.

              (b) Subject to Section 2.09(a) above, in the event that the Target Statement reveals that the Company has achieved the Pre-Tax Profit targets ("Target") for any of the fiscal years 1999 through and including 2003, as set forth below, then Purchaser shall pay to Seller, without interest, the applicable additional Contingent Purchase Price attributable to such year (the "Installment") as set forth below:

           Fiscal Year         Target           Installment
           -----------         ------           -----------

              1999          $1,100,000           $400,000
              2000          $1,180,000           $390,000
              2001          $1,260,000           $440,000
              2002          $1,350,000           $460,000
              2003          $1,442,000           $510,000

              (c) Pursuant to the table set forth above, in each year that the Company, has Pre-Tax Profits (as defined below) in an amount equal to or greater than the Target for such year Seller shall be paid 100% of the Installment for such year. In the event that the Company has Pre-Tax Profits in an amount greater than 80%, but less than 100%, of the Target for such year, Seller shall be paid 50% of the Installment for such year, with payment of the remaining 50% deferred for five (5) years from the date the Installment is paid in accordance herewith ("Delayed Obligation") subject to the terms hereof. If in any year where the Company has Pre-Tax Profits in an amount less than 80%, but greater than or equal to 60% of the Target for such year, then 100% of the unpaid Installment for such year shall be deferred for five (5) years from the date the Installment would otherwise be paid in accordance herewith ("Deferred Obligation") subject to the terms hereof. In any year where the Company has Pre-Tax Profits in an amount less than 60% of the Target for such year, Seller shall forfeit payment of 100% of the Installment for such year ("Forfeited Obligation") subject to the terms hereof. In the event that the Companies have Pre-Tax Profits in a year in excess of the Target for such year, then Seller may elect to have the total amount of such excess carried back and applied to the Target for either 1999, 2000, 2001 or 2002 in which there was a Delayed or Deferred Obligation for the purpose of reapplying the percentage tests set forth above, rather than crediting such excess to the year in which it is actually earned. Any Delayed (or Deferred Obligation which is resurrected because of the carry back election) shall be paid within ten (10) Business Days after the final determination that such carry back is correct. All amounts or any portion thereof to be paid to Seller shall be paid when due in immediately available funds or at the option of Purchaser in freely tradable unrestricted shares of Pietrafesa Stock in accordance with the terms and conditions set forth below. No portion of any Installment due shall be payable during or with respect to any period in which any Seller is in breach of a material contractual obligation to the Purchaser, or any of its Affiliates; provided, further, that any amounts due to Seller from Purchaser pursuant to this Section 2.09 or pursuant to this
Article II shall be subject to set-off and deduction for amounts due the Seller under this Agreement, including Sections 2.04, 2.05, 2.06 and Article VII hereof.

              (d) If after the Closing Seller experiences two (2) consecutive years of Forfeited Obligations, then Purchaser shall be entitled, at its sole and absolute discretion, to, at any time, discontinue, reorganize, or otherwise transfer or dispose of GSN, its assets and/or business ("Terminating Disposition"), and all Delayed, Deferred and Forfeited Obligations which arose on or prior to the closing of such Terminating Disposition, if any, and all remaining unpaid Installments, if any, as set forth above shall expire and terminate upon the closing of such Terminating Disposition without further liability or obligation of Purchaser to Seller.

              (e) If prior to the occurrence of a Terminating Disposition as set forth in "(d)" above, Purchaser sells or otherwise disposes of (i) its stock in GSN, or (ii) substantially all of the assets and/or business of GSN, in each case to an unrelated third party or other than in the ordinary course of business ("Accelerating Disposition"), all Deferred Obligations that are more than one (1) year old at the time of the final closing of the Accelerating Disposition, if any, and all Delayed Obligations which arose prior to the final closing of such Accelerating Disposition, if any, and all remaining unpaid Installments, if any, shall become due and payable in full by Purchaser to Seller upon the final closing of such Accelerating Disposition. All Deferred Obligations that are one (1) year or less old and all Forfeited Obligations shall expire and terminate upon the final closing of such Accelerating Disposition without further liability or obligation of Purchaser to Seller.

              (f) Arbitration. In the event any dispute set forth in a timely and valid Notice of Disagreement is not resolved by Purchaser and Seller within thirty (30) Business Days following the receipt by Purchaser of such notice, Purchaser and Seller shall promptly engage on standard terms and conditions for a matter of such nature a nationally recognized firm of independent accountants to resolve such dispute. The firm of independent accountants shall be proposed in writing by Purchaser to Seller. In the absence of prompt agreement (within five (5) Business Days) on the identity of the independent accountants, the New York office of one of the "big five" international certified public accounting firms, other than the accounting firm of Ernst & Young, shall be engaged by the parties. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within ninety (90) Business Days following the receipt by Seller of the disputed Target Statement. Sellers shall pay all of the cost of the fees and expenses of such independent accountants unless the independent accountants determine that the aggregate of all adjustments result in a change in favor of Seller that is greater than ten percent (10%) of the difference between the amount of Pre-Tax Profits set forth on the Purchaser's prepared Target Statement and the amount of Pre-Tax Profits finally determined by the arbitrator. The resolution by the independent accountants of any dispute set forth in the Notice of Disagreement shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the determination of Pre-Tax Profits and/or a Target Statement.

              (g) Subject to the terms and conditions hereof, any amounts due to Seller under this Section 2.09 shall be paid to Seller as follows:

                  (i) Purchaser shall deliver the Installment in the amount set forth above along with and at the same time as the Target Statement is due; or

                  (ii) If a Notice of Disagreement is timely filed, any balance remaining, if any, shall be due and payable upon final resolution of the matter; and

                  (iii) One hundred twenty (120) days after the end of Purchaser's 2008 fiscal year Purchaser shall, subject to the foregoing, have paid to Seller the amount of any remaining Delayed Obligations;

provided, however, at the sole and absolute discretion of the Purchaser, any amounts due to Seller from Purchaser pursuant to this Agreement shall be subject to set off and deduction from any or all amounts due the Seller under this Agreement, including Sections 2.05 and 2.06 and Article VII hereof; provided, further, that with respect to payments made by Purchaser under this subparagraph
(c) by the issuance (each such issuance, a "Stock Payment") of shares of Pietrafesa Stock in respect of all or any portion of an Installment, the following provisions apply:

                  (i) the number of shares of Pietrafesa Stock issued to Seller in respect of any Installment shall not exceed the average trading volume of shares of Pietrafesa Stock in the preceding five (5) trading days, it being understood and agreed that if no shares of Pietrafesa Stock are traded on any one or more of the preceding five (5) trading days, the volume of shares traded for such day(s), which is zero (0), will still be included for such day(s) in calculating the average trading volume of shares of Pietrafesa Stock for such five (5) trading day period;

                  (ii) all shares issued (except with respect to shares issued in respect of an Additional Stock Payment, as defined below) shall be valued at the average of the closing price for such shares for the twenty (20) trading days preceding such payment;

                  (iii) in the event that Seller sells all of the shares comprising such Stock Payment within five (5) business days after its receipt of such shares and such sale of shares results in gross cash proceeds, less reasonable brokerage fees, to Seller that are less than the portion of the Installment paid by such Stock Payment (such difference, the "Obligation Shortfall"), the Purchaser shall issue to Seller an additional number of shares of Pietrafesa Stock (the "Additional Stock Payment") equal to the quotient of the Obligation Shortfall divided by the closing price of Pietrafesa Stock on the trading day immediately preceding such sale of shares and if gross cash proceeds, less reasonable brokerage fees, to Seller from the Additional Stock Payment are less than the Obligation Shortfall, Purchaser shall issue Seller additional shares for the difference;

                  (iv) in the event of a sale, in accordance with the time period set forth in (iii) above of any shares included in a Stock Payment results in per share gross cash proceeds to Seller in excess of the per share value of such shares used to determine the number of shares of Pietrafesa Stock issued in such Stock Payment (such excess the "Per Share Windfall Amount"), the Seller shall pay to Purchaser, within five (5) business days of such sale of shares, an amount equal to the Per Share Windfall Amount multiplied by the number of shares of Pietrafesa Stock included in such sale; and

                  (v) Purchaser represents and warrants that all shares issued to Seller under this Section shall be freely tradeable and unrestricted.

         2.10 Further Assurances. From and after the Closing, upon written request from the Purchaser, Seller shall without further consideration execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver the Shares or Business to Purchaser.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF GSN AND SELLER

         As an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, PL and the Company jointly and severally represent and warrant to the Purchaser as follows:

         3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority and all authorizations, licenses and permits necessary to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

         3.02 Authorization; Enforceability. This Agreement and each Other Agreement to which Seller or the Company, or all of them, is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms. Each Other Agreement to which the Seller or the Company, or all of them, is to become a party pursuant to the provisions hereof, when executed and delivered by such party, will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Sellers and the Companies.

         3.03 Shares; Capitalization. The authorized capital stock of the GSN consists solely of two hundred (200) shares of common stock, no ($0.00) par value per share, of which fifty (50) shares are issued and outstanding and none are held in its treasury. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Shares are owned of record, legally, beneficially and exclusively by Seller. The Shares are free and clear of any and all Encumbrances, and upon delivery of the Shares hereunder, Purchaser will acquire good and valid legal and exclusive title thereto, free and clear of any and all Encumbrances. There are no Security Rights relating to any of the Shares. All rights and powers to vote the Shares are held exclusively by the Seller. All of the Shares are validly issued, fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal, state and foreign securities or "blue sky" laws and regulations. The holders of the Shares and the number of Shares owned by each are set forth on Schedule 3.03 attached hereto.

         3.04 Subsidiaries and Investments. The Company does not own nor has it ever owned, any shares of capital stock of or other equity interest in any Subsidiary. The Company has good, marketable and exclusive title to the shares or other equity interests disclosed on Schedule 3.04 as being owned by it, free and clear of all Encumbrances. All rights and powers to vote such shares or other equity interests are held exclusively by the Company. Set forth in
Schedule 3.04 is a listing of all names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets. Except as disclosed in Schedule 3.04, the Company has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded.

         3.05 Qualification. The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification and good standing necessary; and all such jurisdictions are set forth on Schedule 3.05.

         3.06 No Violation of Laws or Agreements; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Seller or the Company, or all of them, is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller or the Company, or any of them, will: (i) contravene any provision of the Governing Documents of the Company, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any asset of the Company, including any Permit, Intellectual Property, license, franchise, indenture, mortgage or any other contract, agreement or instrument to which Seller or Company is a party or by which any of their assets may be bound or affected, which individually or in the aggregate would have an adverse effect on the Company, (iii) result in the creation, maturation or acceleration of any liability or obligation of the Company (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which Seller or the Company is subject or by which any of their respective assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon any of the Shares or any asset of the Company or give to any other Person any interest or right therein. Except as set forth on Schedule 3.06 attached hereto, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller or the Company, or all of them, of this Agreement or any of the Other Agreements to which any or all of them is or is to become a party pursuant to the provisions hereof or the consummation by Seller or the Company, or all of them, of the transactions contemplated hereby or thereby.

         3.07 Financial Information.

              (a) Records. The books of account and related records of the Company reflect accurately and in detail its assets, liabilities, revenues, expenses and other transactions.

              (b) Financial Statements. Attached as Exhibit 3.07 are the audited balance sheets, income statements and statements of cash flows for the Company for the years ended December 31, 1997 and 1998 (collectively, the "Financial Statements"). The Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of each of the Company, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the interim financial statements contain no footnotes or year-end adjustments, (iii) present fairly the consolidated financial condition, assets and liabilities and results of operation of the Company at the dates and for the relevant periods indicated in accordance with GAAP, and (iv) conform in all respects to the requirements of the Security and Exchange Commission's regulation S-X. The Closing Balance Sheet, when delivered, shall be accurate, correct and complete in accordance with the books of account and records of the Company as of the date of Closing in accordance with the Applicable Accounting Principles, as modified in Section 2.07. All references in this Agreement to the "12-31-98 Balance Sheet" mean the Company's balance sheet dated 12-31-98 attached hereto as part of Exhibit 3.07.

         3.08 Undisclosed Liabilities.

              (a) The Company has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the Preliminary Closing Balance Sheet in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in the Preliminary Closing Balance Sheet that are expressly quantified and set forth in the Contracts identified pursuant to Section 3.15; (iii) those disclosed on Schedule 3.08; and (iv) those of the same nature as those set forth on the Preliminary Closing Balance Sheet that have arisen in the ordinary course of business of the Companies after the Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or is expected to have an adverse effect on the business, financial condition or prospects of the Company and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding. The liabilities and obligations of the Company combined do not exceed [$ ], nor are they materially different from such items set forth on the Preliminary Closing Balance Sheet.

              (b) Schedule 3.08 will set forth at Closing, all liabilities or obligations of the Company and any liabilities or obligations incurred after the Balance Sheet Date up to and including Date of Closing in the ordinary course of business and liabilities or obligations of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise. For each such liability or obligation for which the amount is not fixed or is contested, Schedule 3.08 sets forth the following information:

                  (i) a summary description of the liability or obligation together with the following:

                      (A) copies of all relevant documentation relating thereto;

                      (B) amounts claimed and any other action or relief sought;
                  and

                      (C) name of claimant, and all other parties to any claim,
                  suit or proceeding.

                  (ii) the name of each court or agency, if any, before which a claim, suite or proceeding is pending;

                  (iii) the date such claim, suite or proceeding was instituted.

         3.09 No Changes. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course. Except as disclosed on
Schedule 3.18, without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been any: (i) material adverse change in the financial condition, assets, liabilities, net worth, earning power, business or prospects of the Company; (ii) damage or destruction to any asset of the Company, whether or not covered by insurance; (iii) strike or other labor trouble at the Company; (iv) creation of any Encumbrance on any asset of the Company; (v) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by the Company of any shares of capital stock of the Company, including any of the Shares; (vi) increase in the salary, wage or bonus of any employee of the Company, except for payments that do not reduce the Company's Stockholder's Equity below zero; (vii) asset acquisition or expenditure, including capital expenditure, in excess of $10,000 in the aggregate, other than the purchase of inventory in the ordinary course of business or as permitted under Section 5.03 hereof; (viii) change in any Company Plan; (ix) change in any method of accounting; (x) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 3.18, except for payments that do not reduce the Company's Stockholder's Equity below zero; (xi) disposition of any asset (other than inventory in the ordinary course of business) for more than $10,000 in the aggregate or for less than fair market value, except as permitted under Section
5.03 hereof; (xii) payment, prepayment or discharge of any liability other than in the ordinary course of business or any failure to pay any liability when due;
(xiii) write-offs or write-downs of any assets of the Company in excess of $10,000 in the aggregate; (xiv) creation, termination or amendment of, or waiver of any right under, any agreement of the Company; or (xv) agreement or commitment to do any of the foregoing.

         3.10 Taxes.

              (a) Tax Returns; Payment. The Company has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. The Company has paid all Taxes that have become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on Schedule 3.10, (ii) such Taxes that are fully reserved against on the Financial Statement for the year ended 12-31-98, and (iii) Taxes accruing after the Balance Sheet Date that are not yet due. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority or of a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Without limiting the foregoing, the Company has no liability for any Tax except (x) Taxes disclosed on Schedule 3.10, (y) Taxes fully reserved on the Financial Statement for the year ended 12-31-98, and (z) Taxes accrued after the Balance Sheet Date and fully reserved on the Final Closing Balance Sheet.

              (b) Withholding. Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

              (c) Assessments. There is no pending, or, to the knowledge of Seller or the Company, threatened or anticipated, assessment of any additional Tax against any member of the Selling Group for any taxable period during which either Company or any predecessor company was a member of the Selling Group. No member of the Selling Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period during which either of the Companies was a member of the Selling Group. No Tax audit or examination is now pending or currently in progress with respect to the Company or Seller or any Affiliate of Seller.

              (d) Other Matters. Except as disclosed on Schedule 3.10, Company is not a party to any income Tax allocation or sharing agreement. Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Code Sections 280G or 162(m). Company has not been (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of any consolidated return year within any part of which consolidated return year any other corporation was also a member of such group. The Company is not nor has it been during the applicable period specified in Code Section 987(c)(1)(A)(ii) a United States real property holding corporation as defined in Code Section 987(c)(2).

         3.11 Inventory; Tangible Personal Property.

              (a) Inventory. All of the inventory owned by the Company, if any, is valued on the books and records of such Company and in the Financial Statements at lower of cost or market, the cost thereof being determined on a first-in-first-out basis in accordance with GAAP. All of the finished goods inventory of the Company are in good, merchantable and usable condition and are saleable in the ordinary course of business within a reasonable time and at normal profit margins, and all of the raw materials and work-in-process inventory of the Company, if any, can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of the Company's inventories is obsolete, slow-moving, has been consigned to others or is on consignment from others.

              (b) Tangible Personal Property. Schedule 3.11 attached hereto is a true and complete list (including the location and address) of all machinery, equipment, furniture, fixtures, office equipment and other tangible personal property (other than inventory) owned by, leased by, in the possession of, or used by of the Company ("Tangible Personal Property"). None of such Tangible Personal Property owned by the Company is subject to mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge except as specifically disclosed in said Schedule 3.11. With respect to Tangible Personal Property included in Schedule 3.11 which is not owned by the Company,
Schedule 3.11 indicates the owners and the circumstances under which the property is used by the Company and whether the Company has the exclusive right to use such Tangible Personal Property. All the Tangible Personal Property has been maintained in all respects in accordance with the Company's normal maintenance policies and procedures and is in good operation condition and repair, ordinary wear and tear excepted, substantially complies with all applicable laws and regulations and is sufficient to carry on the business of the Company.

         3.12 Receivables. Schedule 3.12 discloses all trade and other accounts receivable of the Company ("Receivables") outstanding as of the date of Closing presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables disclosed on Schedule 3.12 arose from bona fide sale transactions of the Company, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute, except to the extent of the recorded reserve for doubtful accounts specified on the Closing Balance Sheet, all of the Receivables are collectible in the ordinary course of business and will be fully collected within 120 days after having been created using commercially reasonable efforts.

         3.13 Condition of Assets; Title; Business. The Company is engaged in the Business and no other business. The buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property of the Company, if any, including those reflected on the Closing Balance Sheet, are in good operating condition and repair and are suitable for the purposes for which they are used in the Business. The Company has good, marketable and exclusive title to all of its assets; all of such assets are reflected on the Closing Balance Sheet or, under GAAP, are not required to be reflected thereon; such assets (after of the Distributable Personal Property) include all assets that are necessary for use in and operation of the Business; and none of such assets are subject to any Encumbrance or impairment, whether due to its condition, utility, collectibility or otherwise.

         3.14 No Pending Litigation, Proceedings or Y2K Problems. Except as set forth on Schedule 3.14 attached hereto, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of Seller and/or the Company, threatened against or affecting the Seller, the Company, the Business, any of the Company's assets, any of the Shares, or any of the transactions contemplated by this Agreement or any other Agreement, and there is no basis for Litigation. Except as set forth on Schedule 3.14 attached hereto, the Company has not been a party to any other Litigation. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Seller, the Company, the Business, any assets of the Company, any of the Shares, or any of the transactions contemplated by this Agreement or any Other Agreement. Except as set forth on
Schedule 3.14 attached hereto, the Company does not have pending any Litigation against any third party. Except as set forth on Schedule 3.14 attached hereto, the Company does not have any reason to believe it has a Year 2000 date-handling problem relating to the Year 2000 date change that would cause a material adverse effect on the Company.

         3.15 Contracts; Compliance. Disclosed on Schedule 3.15, 3.21, 3.22 or
3.23 is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which the Company is a party or by which it or its assets may be affected and that (i) is material to the Business of the Company's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $10,000.00 per year, (iii) has an unexpired term of more than six (6) months from the date hereof, taking into account the effect of any renewal options; (iv) relates to the borrowing or lending of any money or guarantee of any obligation, (v) limits the right of the Company to compete in any line of business or otherwise restricts the right that the Company may have,
(vi) is an employment or consulting contract involving payment of compensation and benefits in excess of $10,000.00 per year, (vii) was not entered into in the ordinary course (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of the Company and is in full force and effect, except for an unconfirmed sales order or purchaser order. The Company and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. The Company is not currently renegotiating any Contract nor has the Company received any notice of non-renewal or price increase or sales or production or import quota allocation with respect to any Contract. Company shall terminate all commission and royalty agreements, if any, effective as of the Closing Date.

         3.16 Permits; Compliance With Law. The Company holds all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of its assets and Business (each, a "Permit" and collectively, "Permits"), which Permits are listed on Schedule 3.16 attached hereto. Each Permit is valid, subsisting and in full force and effect. The Company is in compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. The Company has not been nor is it currently in violation of any Law and has received no notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation. The Company has not received any notice of non-renewal of any Permit.

         3.17 Real Property. The Company does not own, use or lease or have any interest in any real property (collectively, the "Real Property"), except as disclosed and described on Schedule 3.17 attached hereto.

         3.18 Transactions With Related Parties. No Related Party is or has been a party to any transaction, agreement or understanding with the Company except pursuant to arrangements disclosed on Schedule 3.18 and except for dividends properly reflected as such in the Financial Statements. No Related Party uses any assets of the Company except directly in connection with the Business, and no Related Party owns any asset used in the Business. No Related Party has any claim of any nature, including any inchoate claim, against the Company, and the Company has no claim of any nature, including any inchoate claim, against any Related Party. Except as disclosed on Schedule 3.18, as otherwise expressly provided hereby or by any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company, and (ii) the Company will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

         3.19 Labor Relations. The relations of the Company with its employees are good. No employee of the Company is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of Seller or the Company, threatened against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the knowledge of Seller or the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company. The Company does not have any contingent liability for sick leave, vacation time, severance pay or any similar item not fully reserved on the Preliminary 12-31-98 Balance Sheet. The Company does not have any contingent liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

         3.20 Products Liability; Warranties. The Company shall not have any liability after the Closing Date not fully covered by insurance relating to any product manufactured, distributed or sold by the Company prior to the Closing Date, whether or not such liability relates to products that are defective or improperly designed or manufactured or in breach of any express or implied product warranty, other than as fully reserved in the warranty reserve on the Final Closing Balance Sheet. Schedule 3.20 discloses and describes the terms of all express product warranties under which the Company may have liability after the Closing Date.

         3.21 Insurance. Schedule 3.21 discloses all insurance policies with respect to which the Company is the owner, insured or beneficiary. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business and are reasonably comparable in coverage to policies customarily maintained by others engaged in similar lines of business. The Company will not have any liability after the Closing for retrospective or retroactive premium adjustments, and no events have occurred that would give rise to any adjustment in premiums paid. All insurance policies covering products liability and general liability maintained by or for the benefit of a Company have been "occurrence" policies and not "claims made" policies. Schedule 3.21 discloses the manner in which the Company provides coverage for workers' compensation claims.

         3.22 Intellectual Property Rights. Schedule 3.22 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications, software and licenses of any of the foregoing owned or used by the Company in or applicable to the Business. The Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.22 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, patterns and other proprietary rights necessary or applicable to or advisable for use in the Business ("Intellectual Property"), free and clear of all Encumbrances. Schedule 3.22 separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of the Seller or the Company, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. The Company is not infringing upon the Intellectual Property rights of any other Person.

         3.23 Employee Benefits.

              (a) Benefit Plans; Company Plans. Schedule 3.23 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Company, or (ii) with respect to which the Company (or Seller with respect to the Company) has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Company or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan").

              (b) Company Group Matters; Funding. Neither the Company nor any corporation that may be aggregated with the Company under Sections 414(b), (c),
(m) or (o) of the Code (the "Company Group") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. The Company does not have any liability, and after the Closing the Company will not have any liability, with respect to any Benefit Plan of any other member of the Company Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or any Benefit Plan of any member of the Company Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

              (c) Compliance. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty.

              (d) Qualified Plans. Schedule 3.23 discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

              (e) No Defined Benefit Plans. No Company Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.23. Each Defined Benefit Plan identified as terminated on Schedule 3.23 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five year period ending on the Closing Date, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b),
(c), (m) or (o) of the Code.

              (f) Multiemployer Plans. No Company Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

              (g) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject either Company to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Company Group, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject either Company to any liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

         3.24 Environmental Matters. Except as disclosed in Schedule 3.24:

              (a) Compliance; No Liability. The Company has operated the Business and each parcel of Real Property in compliance with all applicable Environmental Laws. The Company is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not the Company permitted or participated in such act or omission.

              (b) Treatment; CERCLIS. The Company has not treated, stored, recycled or disposed of any Regulated Material on any real property, and no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property. There has been no release of and there is not present any Regulated Material at, on or under any Real Property. The Company has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against the Company for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or, to the knowledge of Seller or the Company, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

              (c) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks. The Company has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. The Company is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. The Company has provided to Purchaser a list of all sites to which the Company has transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by a Company under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and the Company has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental liability or expense. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 3.24, and all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

         3.25 Compensation. Schedule 3.25 sets forth an accurate schedule showing all officers, directors and key employees of the Company and the current rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively), the date of last increase in compensation and the expected date of current increase in compensation, if any.

         3.26 Customer Relations. There exists no condition or state of facts or circumstances involving the Company's customers, suppliers, distributors or sales representatives that the Company or Seller can reasonably foresee could adversely affect the Business after the Closing Date.

         3.27 Absence of Certain Business Practices. Neither GSN nor any officer, employee, agent or shareholder of the Company, nor any other Person acting on behalf of any of them, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist GSN and/or the Business in connection with any actual or proposed transaction) with might subject the Company or any of their officers, employees, agents or shareholders or any other Person acting on their behalf, to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         3.28 Finders' Fees. Neither the Seller nor the Company nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

         3.29 Disclosure. Seller has disclosed all events, conditions and facts adversely affecting the future operations, profits or business of the Company. None of the representations or warranties of Sellers and a Company contained herein and none of the information contained in any Schedules, Exhibit, certificate or other instrument furnished to Purchaser under or in connection with this Agreement is false or misleading in any respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any respect.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as follows:

         4.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

         4.02 Authorization; Enforceability. This Agreement and each Other Agreement to which Purchaser is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms. Each Other Agreement to which Purchaser is to become a party pursuant to the Provisions hereof, when executed and delivered by Purchaser, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Purchaser.

         4.03 No Violation of Laws; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Purchaser is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Purchaser will: (i) contravene any provision of the Governing Documents of Purchaser, or (ii) violate any Law or any judgment or order of any Governmental Body to which Purchaser is subject or by which any of its assets may be bound or affected. No consent, approval or authorization of, or registration of, or registration or filing with, any Person is required in connection with the execution or delivery by Purchaser of this Agreement or any of the other Agreements to which Purchaser is or is to become a party pursuant to the provisions hereof or the consummation by Purchaser of the transactions contemplated hereby or thereby.

         4.04 No Pending Litigation or Proceedings. No Litigation is pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser in connection with any of the transactions contemplated by this Agreement or any other Agreement to which Purchaser is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Purchaser in connection with the transactions contemplated by this Agreement or any other Agreement to which Purchaser is or is to become a party.

         4.05 Finders' Fee. Neither Purchaser nor any of its officers, directors or employee has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

         4.06 Financial Ability. Purchaser has, or as of the Closing will have, sufficient cash as a result of financing (or other means) in immediately available funds to pay the Cash Purchase Price and to consummate the transactions contemplated by this Agreement.

         4.07 Disclosure. Purchaser is not aware of any event, condition, fact, occurrence, change or failure to act or omission, which is reasonably likely to result in a material adverse affect on the operations, profits or business of Purchaser. None of the representations or warranties of Purchaser contained herein and none of the information contained in any other communication with Seller under or in connection with this Agreement is false or misleading in any respect or omits to state a fact herein or therein necessary to make such statement not misleading in any respect.


                                    ARTICLE V
                        FURTHER COVENANTS AND AGREEMENTS

         5.01 Conduct of Business.

              (a) Except as otherwise expressly provided herein, from and after the date of this Agreement and until the Closing, Seller and the Company shall:

                  (i) operate the Business in substantially the same manner as it has heretofore and not introduce any new method of management, operation or accounting;

                  (ii) use their best efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with its customers, suppliers, distributors and any other person having business relations with it;

                  (iii) maintain its properties and facilities, including those held under leases, in good working order and repair, ordinary wear and tear excepted;

                  (iv) perform punctually all obligations under each Contract, and keep each Contract in full force and effect, free from any right of cancellation, forfeiture or termination;

                  (v) retain the services of its key officers and employees;

                  (vi) promptly notify the Parent of any material adverse change in the business, assets, financial condition or results of operations of Seller or Company;

                  (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

              (b) From the date hereof to the Closing, neither Seller nor the Company will take any action or engage in any transaction which would render the representations and warranties of Seller inaccurate in any material respect as of the Closing Date. In addition, except as expressly permitted by the terms of this Agreement, neither Seller nor the Company will do any of the following ("Prohibited Activity of the Company") without the prior written consent of Parent (such consent not to be unreasonably withheld):

                  (i) amend GSN's Certificate of Incorporation;

                  (ii) redeem or otherwise acquire any of GSN's capital stock or issue any capital stock or any call, commitment, option, warrant or right relating thereto;

                  (iii) grant to any employee any increase in compensation, except as has been previously disclosed to and approved in writing by the Purchaser, except for payments that do not reduce the Stockholder's Equity of the Company below zero;

                  (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness in excess of $10,000 or which requires performance over more than one year;

                  (v) cancel any material indebtedness owed to the Company, other than in the ordinary course of business consistent with past practice, except for payments that do not reduce the Stockholder's Equity of the Company below zero;

                  (vi) make any material change in any method of accounting or accounting practice or policy;

                  (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

                  (viii) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets with a value in excess of $10,000, except in the ordinary course of business consistent with past practice;

                  (ix) enter into any lease of real property;

                  (x) modify, amend or terminate any lease of, or other material agreement pertaining to, real property (except for non-material modifications or amendments associated with renewals of leases in the ordinary course of business);

                  (xi) make capital expenditures or purchases in excess of $10,000 in the aggregate;

                  (xii) agree, whether in writing or otherwise, to do any of the foregoing or to take any other action which would in any manner interfere with, impedes, delays or make more costly the consummation of the transaction completed hereby;

                  (xiii) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

                  (xiv) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business consistent with past practices;

                  (xv) negotiate for the acquisition of any business or the start-up of any new business;

                  (xvi) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                  (xvii) waive any of its rights or claims;

                  (xviii) knowingly breach or permit a breach, amend or terminate any Contract or Permit; or

                  (xix) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

         5.02 Access; Information. From the date hereof to and including the Closing Date, Seller and the Company shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser full and free access to the offices, management, employees, plants, properties, assets, customers, contracts, books and records of the Company in order that the Purchaser may have the full opportunity to make such legal, financial, accounting and other reviews or investigations of the Company and the Seller as they shall desire to make. Seller and the Company shall furnish promptly to the Purchaser such financial and operating information as Purchaser may reasonably request, including copies of any documents requested before or after the date hereof. Purchaser and/or its representatives shall not contact any third party (e.g., customer, supplier, agent, etc.) without the express written consent of the Seller which consent shall be unreasonably withheld or delayed.

         5.03 Consents. From the date hereof to and including the Closing Date, the Seller and the Company agree (i) to obtain all consents, authorizations, orders, exemptions and approvals of any third parties, including governmental bodies and landlord under leases, required to be obtained by it in connection with any of the transactions contemplated hereby, (ii) to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on or applicable to it with respect to the Closing and (iii) to promptly cooperate with and furnish information to Purchaser in connection with any such legal requirements.

         5.04 Notification of Certain Matters. Seller and the Company shall give prompt written notice to the Purchaser, and the Purchaser shall give prompt written notice to Seller, as the case may be, of the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such notifying party contained in this Agreement to be untrue or inaccurate in any material respect at any time between or including the date of this Agreement and the Closing Date.

         5.05 Insurance. The Seller agrees to keep all insurance policies set forth in Schedule 3.16, or replacements thereof, in full force and effect through the close of business on the Closing Date.

         5.06 Prohibition of Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and the Company shall not, and shall cause their respective directors, officers, shareholders, affiliates, agents, advisers and other representatives (including investment bankers) not to, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than the Purchaser and its directors, officers, members, affiliates, agents, advisers and other representatives, concerning any sale of all or a portion of the Company's shares or assets, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Sellers and each Company will immediately notify the Parent if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Parent of the terms of any proposal which it may receive after the date hereof in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.


                                   ARTICLE VI
                       CONDITIONS TO CLOSING: TERMINATION

         6.01 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Purchaser at Purchaser's sole option:

              (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Seller and the Company shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by him, it or them or before the Closing.

              (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Purchaser's ownership of the Shares or control or operation of the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions or that would adversely affect the Business or the Seller.

              (c) No Adverse Change. Between the date hereof and the Closing Date, there shall have been no adverse change, regardless of insurance coverage therefor, in the business or any of the assets, results of operations, liabilities, prospects or condition, financial or otherwise, of the Company.

              (d) Closing Certificate. Seller shall have delivered a certificate, dated the Closing Date, in such detail as Purchaser shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a),
(b) and (c) of this Section 6.01. Such certificate shall constitute a representation and warranty of Seller with regard to the matters therein for purposes of this Agreement.

              (e) Due Diligence Review. Prior to the Closing Date, Purchaser shall have completed its review of the financial condition of the Company and the Business and such review shall be reasonably satisfactory to Purchaser.

              (f) Regulatory and Environmental Review. Purchaser, through its authorized representatives, may, at its option, have completed to its reasonable satisfaction a review of the regulatory practices and procedures of each Company, including, but not limited to, compliance with federal, state and local laws and regulations governing the operations of each Company with respect to environmental, occupational safety and health and federal and state medical reimbursement matters. Purchaser may, at its option, have environmental assessments conducted on all Real Property owned, leased or used by a Company, and may, at its option, secure current tank tests for all underground storage tanks or have such tests conducted. If the assessments disclose that the leased Real Property is contaminated or the tanks situated thereon leak, or is subject to any Environmental Claim, violates any Environmental Law or requires any Environmental Permit that the Seller or the Company does not have, Purchaser may at is sole discretion terminate this Agreement as provided in Section 6.04.

              (g) Employment Agreements. PL shall have executed and delivered the Employment Agreement attached as Exhibit 6.01(g).

              (h) Additional Liabilities and Obligations. Seller shall have delivered to Purchaser a schedule, dated the Closing Date, setting forth all liabilities and obligations of the Company known to the Seller and arising since the date of Schedule 3.08.

              (i) Additional Contracts. Sellers shall have delivered to Purchaser a schedule, dated the Closing Date, showing all Contracts, together with copies thereof, entered into by a Company known to the Sellers and arising since the date of Schedule 3.15.

              (j) Closing Documents. Purchaser shall have received the other documents referred to in Section 6.03(a). All agreements, certificates, opinions and other documents delivered by Seller or the Company to Purchaser hereunder shall be in form and substance satisfactory to counsel for Purchaser in the exercise of such counsel's reasonable professional judgment.

              (k) Consents. The Company shall have received the consents, approvals and actions of the Persons referred to in Section 3.06 and no other such consents, approvals or actions by any other Person shall be required, necessary or advisable.

              (l) Financing. Purchaser shall have successfully closed a loan to fund the Cash Purchase Price.

              (m) Defaults. None of GSN's liabilities or obligations shall be in default or otherwise subject to acceleration.

              (n) Approvals. All consents, authorizations or approvals of or by any general partner and shareholder of Purchaser, by their respective Boards of Directors, shall have been obtained.

              (o) Drop Dead Date. Closing of the transactions set forth in this Agreement shall not have occurred on or before June 30, 1999.

         6.02 Conditions Precedent to Obligation of Seller. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

              (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Purchaser shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

              (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummations of such transactions.

              (c) Closing Certificate. Purchaser shall have delivered a certificate, dated the Closing Date, in such detail as Seller shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 6.02. Such certificate shall constitute a representation and warranty of Purchaser with regard to the matters therein for purposes of this Agreement.

              (d) Closing Documents. Seller shall also have received the other documents referred to in Section 6.03(b). All agreements, certificates, opinions and other documents delivered by Purchaser to Seller hereunder shall be in form and substance satisfactory to counsel for Seller, in the exercise of such counsel's reasonable professional judgment.

              (e) No Adverse Change. Between the date hereof and the Closing Date, there shall have been no adverse change, regardless of insurance coverage therefor, in the business or any of the assets, results of operations, liabilities, prospects or condition, financial or otherwise, of the Purchaser.

              (f) Drop Dead Date. Closing of the transactions set forth in this Agreement shall not have occurred on or before June 30, 1999.

         6.03 Deliveries and Proceedings at Closing.

              (a) Deliveries by Seller. Seller shall deliver or cause to be delivered to Purchaser at Closing.

                  (i) Certificates representing the Shares duly endorsed in negotiable form or accompanied by stock powers duly executed in blank with all transfer taxes, if any, paid in full.

                  (ii) Certificates of the appropriate public officials to the effect that the Company has a validly existing corporation in good standing in its state of incorporation as of date not more than 30 days prior to the Closing Date.

                  (iii) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of the Company and certified by the Company's Secretary.

                  (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of the Company as of a date not more than 30 days prior to the Closing Date, certified by the Secretary of State of its state of incorporation and (B) the bylaws of the Company as of the Closing Date, certified by its Secretary.

                  (v) Certificate of the Secretary of the Company (A) setting forth all resolutions of the Board of Directors of the Company and, if necessary, the stockholders of the Company, as the case may be, authorizing the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby, and
         (B) to the effect that the Governing Documents of such Company delivered pursuant to Section 6.03(a)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                  (vi) General releases by all officers and directors of the Company and by the Seller, of all liability of the Company to them and of any claim that they or any of them may have against the Company.

                  (vii) The minute books, stock ledgers and corporate seal of the Company.

                  (viii) The opinion of Mezan, Stolzberg & Schwartzman, P.C., legal counsel to Seller and the Company, in substantially the form of
         Exhibit 6.03(a)(vii).

                  (ix) Resignations of the officers and directors of the Company effective at the Closing.

                  (x) Such other agreements and documents as Purchaser may reasonably request.

              (b) Deliveries by Purchaser. Purchaser shall deliver or cause to be delivered to Seller at the Closing:

                  (i) A wire transfer of federal funds in accordance with
         Section 2.06 pursuant to complete wire transfer instructions delivered by Seller to Purchaser in writing at least one (1) day prior to Closing.

                  (ii) A certificate of the appropriate public official to the effect that Purchaser is a validly existing corporation in its state of incorporation as of a date not more than ten (10) days prior to the Closing Date.

                  (iii) Incumbency and specimen signature certificates signed by the officers of Purchaser and certified by the Secretary of Purchaser.

                  (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of Purchaser as of a date not more than ten
         (10) days prior to the Closing Date, certified by the Secretary of State of the state of Purchaser's incorporation and (B) the bylaws of Purchaser as of the Closing Date, certified by the Secretary of Purchaser.

                  (v) A certificate of the Secretary of Purchaser (A) setting forth all resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the performance by Purchaser of the transactions contemplated hereby, certified by the Secretary of Purchaser and (B) to the effect that the Governing Documents of Purchaser delivered pursuant to Section 6.03(b)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                  (vi) The opinion of Scolaro, Shulman, Cohen, Lawler & Burstein, P.C., Purchaser's legal counsel, in substantially the form of
         Exhibit 6.03(b)(vi).

                  (vii) Such other agreements and documents as Seller may reasonably request.

         6.04 Termination. This Agreement may be terminated at any time prior to Closing by:

              (a) Mutual written consent of Purchaser and Seller's
Representative.

              (b) Purchaser, if any of the conditions specified in Section 6.01 hereof shall not have been fulfilled on or before June 30, 1999 and shall not have been waived by Purchaser.

              (c) Seller, if any of the conditions specified in Section 6.02 hereof shall not have been fulfilled on or before June 30, 1999 and shall not have been waived by Seller.


                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

         7.01 Survival of Representations. Notwithstanding any investigation or knowledge of any Purchaser, the representations, warranties and covenants contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall generally survive the Closing, the consummation of the transactions contemplated hereby and any investigation or audit made by any party and shall remain in full force and effect after the Closing Date for a period of three (3) years, except that any representations, warranties and covenants pertaining or involving Taxes, Environmental Laws or ERISA shall survive for the applicable statute of limitations period.

         7.02 Indemnification by Sellers. Seller, jointly and severally, and if there shall be no Closing, jointly and severally with the Company, shall indemnify, defend, save and hold Purchaser and its officers, directors, employees, agents and affiliates (including, after the Closing, the Company; collectively, "Purchaser Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively "Purchaser Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for (i) a breach of any representation or warranty made by Seller or the Company in this Agreement, in any certificate or document furnished pursuant hereto by Seller or the Company or any Other Agreement to which Seller or the Company, or all of them, are to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Seller or the Company in or pursuant to this Agreement or in any Other Agreement to which Seller or the Company, or all of them, is or is to become a party , and (iii) any and all liabilities of the Company of any nature whatsoever, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date or arising out of any transaction entered into, or any state of facts existing prior to the Closing Date, including without limitation any royalty or commission arrangement, except for liabilities fully reserved on the Final Closing Balance Sheet, but only to the extent reserved for therein, and those liabilities not required under GAAP to be reserved in the Final Closing Balance Sheet that are expressly quantified and set forth in the Contracts; provided, however, Purchaser shall not be entitled to be paid any indemnified amount until the amount of such Purchaser Damages equals or exceeds Twenty-Five Thousand Dollars ($25,000.00) and then Purchaser shall be fully indemnified for any and all such Purchaser Damages.

         7.03 Indemnification of Purchaser. Purchaser shall indemnify, defend, save and hold Seller ("Seller Indemnitee") harmless from and against any and all demands, claims, actions, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious, collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in , or which would not have occurred but for, (i) breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document furnished pursuant hereto by Purchaser or any Other Agreement to which Purchaser is a party and (ii) a breach or nonfulfillment of any covenant or agreement made by Purchaser in or pursuant to this Agreement and in any Other Agreement to which Purchaser is a party; provided, however, Seller shall not be entitled to be paid any indemnification amount until the amount of Seller Damages equals or exceeds Twenty-Five Thousand Dollars ($25,000.00) and then Seller shall be fully indemnified for any and all such Seller Damages.

         7.04 Notice of Claims. If any Purchaser Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Purchaser Damages or Seller Damages, as the case may be ("Damages"), for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any such party's rights under this Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

         7.05 Third-Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third-party claim, action or suit and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party fort he full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

         7.06 Set-Off. Any amounts due to the Purchaser from a Seller pursuant to the Sellers' indemnification obligations under this Article VII, may, in the sole discretion of the Purchaser be set off against and deducted from amounts due to Seller from the Purchaser under this Agreement.

                                  ARTICLE VIII
                   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         8.01 Seller. Seller recognizes and acknowledges that they had in the past, currently have, and in the future may possibly have, access to (i) certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the respective businesses and (ii) certain confidential information about Purchaser and the companies it intends to acquire in connection with this transaction. Seller agrees that he will not use such confidential information for his own benefit or disclose it to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless such information becomes known to the public generally through no fault of Seller or unless Seller is required by law to disclose such information. If Seller is requested to provide such information, he shall notify Purchaser as promptly as possible and allow Purchaser the opportunity to oppose such a request. In the event of a breach or threatened breach by Purchaser of the provisions of this Section, Purchaser and Company shall be entitled to an injunction restraining Seller from using or disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser and Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. This provision shall not apply in the event Purchaser has failed to make payments due to Seller hereunder (subject to any right of setoff in this Agreement) and such non-payment continues for forty-five (45) Business Days after Seller gives Purchaser written notice of such non-payment.

         8.02 Purchaser. Purchaser recognizes and acknowledges that it and its directors, officers, agents, accountants and advisors have in the past, currently have, and prior to the Closing Date, will have access to certain confidential information of the Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the businesses of the Company. This confidential information has been provided to Purchaser and its representatives for the purpose of evaluating the transactions contemplated by this Agreement. Purchaser agrees that prior to the Closing and following any termination it will not use such confidential information other than for the purposes for which it has been provided and will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless such information becomes known to the public generally through no fault of Purchaser or unless Purchaser is required by law to disclose such information. If Purchaser is requested to provide such information, it shall notify the Company as promptly as possible and allow the Company the opportunity to oppose such request. In the event of a breach or threatened breach by Purchaser of the provisions of this Section, Seller shall be entitled to an injunction restraining Purchaser from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         8.03 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Purchaser, the Company and the Seller agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

                                   ARTICLE IX
                             TAXES AND BENEFIT PLANS

         9.01     Certain Tax Matters.

                  (a) Tax Returns and Payments of Taxes for Periods Through the Closing Date. The income of the Company shall be apportioned for the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the close of business on the Closing Date. Seller shall indemnify and hold harmless Purchaser and the Company from income and franchise Tax liabilities for all periods through the Closing Date, but only to the extent the Company has not fully reserved cash sufficient to pay liabilities in full.

                  (b) Carrybacks. If the Company is required to carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date to a Tax Return for any taxable period ending on or before the Closing Date, Purchaser or the Company, as the case may be, shall be entitled to claim the refund or credit of Taxes and all amounts realized as a result thereof.

                  (c) Mutual Cooperation. Purchaser and Seller shall each provide the other, and Purchaser shall cause the Company to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each return will provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

         9.02 Transfer Taxes. The Seller shall be responsible for all transfer and similar Taxes assessed or payable in connection with the Transfer of the Shares pursuant to this Agreement.

         9.03 Expenses of Benefit Plans. The Seller shall pay (or indemnify the Purchaser Parties with respect to) the that portion of the costs of the Benefit Plans payable by Seller for the period up to but not including the Closing Date. Any costs relating to the Benefit Plans by Seller pursuant to this Section 9.03 shall be paid by Seller when due, but in no event more than thirty (30) days following the request therefor from any Purchaser Party.


                                    ARTICLE X
                                  MISCELLANEOUS

         10.01 Costs and Expenses. Purchaser and Seller shall each pay their respective expenses, brokers' fees and commissions, and Seller or the Company may pay all of the reasonable pre-Closing expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including all reasonable accounting, legal, appraisal fees and settlement charges. This provision shall survive any termination of this Agreement. Seller acknowledges and agrees that all such amounts paid by the Company shall be fully set forth in determining the Stockholder Equity of the Company.

         10.02 Further Assurances. Seller shall, at any time and from time to time on and after the Closing Date, upon request by Purchaser and without further consideration, take or cause to be taken such actions and execute , acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Shares to Purchaser or any of the assets used in the Business to the Company.

         10.03 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

                  (a)  if to Purchaser, to:

                       The Pietrafesa Corporation
                       7400 Morgan Road
                       Liverpool, New York 13090
                       Attn:  Richard C. Pietrafesa, Jr.
                       Telephone: (315) 453-4332
                       Facsimile: (315) 451-5459
                       with a copy to:

                                Scolaro, Shulman, Cohen, Lawler & Burstein, P.C. 90 Presidential Plaza
                                Syracuse, New York 13202
                                Attn:  Todd S. Smith, Esq.
                                Telephone: (315) 471-8111 ext. 215
                                Facsimile: (315) 471-1355

                  (b)    If to Company or Seller:

                         120 Springy Banks Road
                         East Hampton, NY 11937
                         Attn:  Peter Lister
                         Telephone:
                         Facsimile:

                                  with a copy to:

                                  Mezan, Stolzberg & Schwartzman, P.C.
                                  460 Park Avenue
                                  New York, New York  10022
                                  Attn:  Maxwell Stolzberg, Esq.
                                  Telephone: (212) 371-7771
                                  Facsimile: (212) 836-4979

Notices to the Company shall be addressed in care of Seller before Closing and in care of Purchaser after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

         10.04 Offset; Assignment; Governing Law. Purchaser shall be entitled to offset or recoup from any amounts due to any Seller from Purchaser hereunder or under any Other Agreement against any obligation of any Seller to Purchaser hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Purchaser may make such assignments to any Affiliate of Purchaser provided that Purchaser remains liable hereunder. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of law doctrines.

         10.05 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         10.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, including the LOI. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.02 and 7.03 relating to Purchaser Indemnitees and Seller Indemnitee.

         10.07 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

         10.09 Bulk Transfer Laws. The Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Shares. The Seller agrees to indemnify and hold Purchaser harmless, in cash payable upon demand, against any and all liabilities, including costs and expenses, that may be asserted by third parties against the Purchaser as a result of any non-compliance by Seller with any such bulk transfer law.

         10.10 Choice of Forum. The parties agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the courts of the United States of America sitting in the Borough of Manhattan in the City of New York or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of New York sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

         10.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The singular shall include the plural and the masculine shall include the feminine and neuter, as the context requires.

         10.12 Publicity. No party shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties (which will not be unreasonably withheld or delayed), except as may be required by law or the regulations of any securities exchange.

         10.13 Specific Performance. The parties agree that they will be irreparably injured if this Agreement is not specifically enforced. Therefore, notwithstanding anything to the contrary in this Agreement, the parties shall have the right to enforce specifically the performance under this Agreement, and agree to waive the defense in any such suit that a party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The specific performance remedy described in this Section 10.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that a party may elect to pursue.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    THE PIETRAFESA CORPORATION, Purchaser



                                    By: /s/ Richard C. Pietrafesa, Jr.
                                        ---------------------------------
                                        Richard C. Pietrafesa, Jr., CEO


                                    GLOBAL SOURCE NETWORK, LTD., Company




                                    By: /s/ Peter Lister
                                        ---------------------------------
                                        Peter Lister, President



                                    /s/ Peter Lister
                                    -------------------------------------
                                    Peter Lister, Seller

                                                               EXHIBIT 6.01(g)
                                                  to Global Purchase Agreement


         EMPLOYMENT AGREEMENT, dated as of , 1999 (the "Effective Date"), by and between GLOBAL SOURCE NETWORK, LTD., a New York corporation ("GSN") and PETER LISTER, an individual ("Executive").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"), The Pietrafesa Corporation (the "Purchaser" or "Parent") is acquiring all the capital stock of GSN; and

         WHEREAS, Executive, through the date hereof, was the President and Chief Executive Officer of GSN and was responsible for its day-to-day operations; and

         WHEREAS, GSN wishes to ensure the continuation of the services of Executive following the effectiveness of the Stock Purchase Agreement and for the period provided in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

         1.       EMPLOYMENT; DUTIES

                  (a) GSN engages and employs the Executive, and the Executive hereby accepts engagement and employment, as President of GSN. The Executive shall be responsible for the day-to-day operating control and management activities of GSN, subject to the direction and control of the Board of Directors of GSN (the "Board").

                  (b) The Executive shall devote such of his time and efforts as shall be necessary to the proper discharge of his duties and responsibilities under this Agreement.

                  (c) During the Term of Executive's employment with GSN he shall: (i) not permit or cause GSN at any time to carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted or as otherwise directed; (ii) cause GSN to use all reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, preserve and promote its relationships with customers, suppliers and others having business with GSN;
(iii) not permit or cause GSN to encumber any assets, incur any long-term indebtedness, enter into, terminate or release any material commitment, contract or transaction without the prior written consent of the Board; and (iv) not permit or cause GSN to take any of the following actions without the prior written consent of the Board: (1) incur an obligation in excess of Ten Thousand Dollars ($10,000) or which requires performance over more than one year, except for purchase orders incurred in the ordinary course of business and obligations related thereto; (2) transfer or otherwise dispose of any assets with a value in excess of Ten Thousand Dollars ($10,000), except for sales made in the ordinary course of business; (3) increase the salary or compensation paid to any director or employee; (4) make any distributions of any kind of its earnings, including dividends or bonuses; or (5) take any action which would in any manner interfere with, impede, delay, or make more costly the transition of business operations and ownership of GSN to Purchaser.

                                                                              2
         2.       TERM

                  The Executive's employment hereunder shall, unless earlier terminated in accordance with Section 8, be for a term of five (5) years commencing on the date hereof (the "Term").

         3.       COMPENSATION

                  (a) During the Term, in consideration for Executive's performance of services hereunder and in consideration of Executive's covenants set forth in this Agreement, GSN shall pay to Executive the following:

                           (i) A base salary for 1999 (the "Base Salary") of not less than Seventy-Two Thousand Six Hundred Dollars ($72,600) per annum, subject to an annual increase, on January 1 of each year during the initial term hereof, of an amount equal to the lesser of (x) Six Thousand Dollars ($6,000), or (y) the positive difference, if any, between the Executive's existing Base Salary and the old-age, survivors, and disability insurance ("OASDI") wage base for the then current calendar year. The Base Salary shall be paid in equal bi-weekly payments in arrears. In the event Executive's employment is terminated or expires midway through a bi-weekly period, the salary payable to Executive for such period shall be a pro-rated portion of the amount owing for that period based upon number of days actually worked by Executive; and

                           (ii) In the event the Pre-Tax Profit (as defined in the Stock Purchase Agreement) of GSN for any fiscal year exceeds the Target (as defined in the Stock Purchase Agreement) for such year, GSN shall distribute to the Executive a bonus with respect to such year equal to twenty percent (20%) of the excess. Any bonus payable pursuant to this Section 3(a)(ii) shall be paid in cash, and shall be paid at the same time as any Installment (as defined in the Stock Purchase Agreement) is due pursuant to the Stock Purchase Agreement, and, if paid by Parent, shall be charged to GSN. This provision shall be applicable only during the initial Term hereof and only during the initial period set forth in the Stock Purchase Agreement for the determination of the Contingent Purchase Price as defined therein.

                  (b) GSN shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to Section 3(a) or otherwise in connection with his employment by GSN.

                  (c) During the Term, GSN shall reimburse the Executive no less often than monthly for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of GSN, including reasonable travel and entertainment, against receipt by GSN of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Board.

                  (d) During the Term, the Executive shall be entitled to participate in any group insurance plan or program of GSN now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

                  (e) During the Term, the Executive shall be subject to, and shall act in accordance with the policies and procedures determined by the Board from time to time.

         4.       REPRESENTATIONS AND WARRANTIES

                  (a) The Executive hereby represents and warrants to GSN as follows:

                           (i) Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

                           (ii) The Executive has the full right, power and legal capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

                  (c) GSN hereby represents and warrants to the Executive as follows:

                           (i) GSN is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite powers and authority to own its properties and conduct its business in the manner presently contemplated.

                           (ii) GSN has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of GSN enforceable against GSN in accordance with its terms.

                           (iii) The execution, delivery and performance by GSN of this Agreement does not conflict with or result in a breach or violation of or constitute a default (whether immediately, upon the giving of notice or lapse of time or both) under any agreement or instrument to which GSN is a party or by which GSN or any of its properties may be bound or affected.

         5.       NON-COMPETITION

                  (a) The Executive understands and recognizes that his services to GSN are special and unique and agrees that during the five (5) year period commencing on the Effective Date, the Executive shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"):

                           (1) interfere with customer, licensor or supplier relationships of GSN, Parent or any subsidiary, affiliate, successor or assign thereof (collectively, the "Affiliates"); or

                           (2) enter into or engage in any business that: (A) is competitive with GSN's or Parent's business; and/or (B) relates to the merchandising, sourcing, marketing or distribution of tailored clothing, sportswear, shirts or casual slacks, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that GSN or Parent is conducting business; provided, however, that nothing herein will preclude Executive from holding one percent (1%) or less of the stock of any publicly traded company.

                  (b) In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which GSN may have, GSN shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein against Executive and any other person, firm or corporation involved. In the event that a proceeding is brought in equity to enforce the provisions of this Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law, nor shall GSN be prevented from seeking any other remedies which may be available.

                  (c) The restrictions set forth in "(a)" above shall terminate in the event that, after the closing of the Stock Purchase Agreement and during the period the Contingent Purchase Price is to be determined (as set forth in the Stock Purchase Agreement): (i) an order for relief with respect to GSN or Parent is entered in a proceeding under the United States Bankruptcy Code; (ii) GSN or Parent initiates, whether by filing a petition, beginning a proceeding or in answer to a proceeding commenced by another person, any action for liquidation, dissolution, receivership or other similar relief, or its application for, or consent to the appointment of, a trustee, receiver or custodian for its assets; or (iii) Executive resigns for Good Reason (as defined in Section 8(a)(iv). For purposes of this provision, GSN's consent shall be deemed to have been given if an order appointing a trustee, receiver or custodian is entered by a court of competent jurisdiction and is not dismissed within ninety (90) days after its entry.

         6.       NON-SOLICITATION

                  (a) During the five (5) year period commencing on the Effective Date, the Executive shall not, directly or indirectly, without the prior written consent of the Board:

                           (1) solicit or induce any employee of GSN, Parent or
any Affiliate to leave the employ of GSN, Parent or any Affiliate;

                           (2) hire for any purpose any person who is at such time or has been within the preceding one (1) year an employee of GSN, Parent or any Affiliate;

                           (3) solicit or accept employment or maintain any business relationship with any party who, at any time during the Term, was a customer, supplier, licensor or licensee of GSN, Parent or any Affiliate; or

                           (4) solicit or accept the business of any customer, supplier, licensor or licensee of GSN, Parent or any Affiliate with respect to products similar to those supplied by GSN, Parent or any of its Affiliates.

                  (b) The restrictions set forth in "(a)" above shall terminate in the event that, after the closing of the Stock Purchase Agreement and during the period the Contingent Purchase Price is to be determined (as set forth in the Stock Purchase Agreement): (i) an order for relief with respect to GSN or Parent is entered in a proceeding under the United States Bankruptcy Code; (ii) GSN or Parent initiates, whether by filing a petition, beginning a proceeding or in answer to a proceeding commenced by another person, any action for liquidation, dissolution, receivership or other similar relief, or its application for, or consent to the appointment of, a trustee, receiver or custodian for its assets; or (iii) Executive resigns for Good Reason (as defined in Section 8(a)(iv). For purposes of this provision, GSN's consent shall be deemed to have been given if an order appointing a trustee, receiver or custodian is entered by a court of competent jurisdiction and is not dismissed within ninety (90) days after its entry.

         7.       CONFIDENTIAL INFORMATION

                  The Executive agrees that during the course of his employment and for a period of three (3) years after termination, he will not disclose or make accessible to any other person any information relating to GSN, Parent or any Affiliate or any of their customers or any other information obtained by Executive during the course of his employment with GSN (the "Confidential Information"), except to the extent the same have become generally known to the public other than through a breach of this Section 7. The foregoing restrictions set forth in this provision shall not apply in the event this Agreement is terminated pursuant to Section 8(a)(iv) hereof. The Executive agrees not to take any such material or reproductions thereof from GSN, Parent or any Affiliate's facilities at any time during his employment by GSN, except as required in the ordinary performance of Executive's services hereunder. The Executive agrees to immediately return all such material and reproductions thereof in his possession to GSN upon request and in any event upon termination of employment, and to not retain any such Confidential Information.

         8.       TERMINATION

                  (a) The Executive's employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

                           (i)   The death of the Executive;

                           (ii) The Disability (as defined below) of the Executive;

                           (iii) Termination by the Board for just cause. Any of the following actions by the Executive shall constitute "just cause":

                           (iv) Termination by the Executive as a result of a resignation for "Good Reason." Resignation by the Executive for "Good Reason" shall mean the written resignation of Executive in the event that the GSN fails to make payments due to Executive hereunder or Parent fails to make payments due to Executive under the Stock Purchase Agreement (subject to any right of setoff in respect of such obligations under the Stock Purchase Agreement) and such non-payment continues for forty-five (45) days or more after Executive gives written notice of such non-payment to GSN and Parent.

                                    (1) Material breach by the Executive of
Sections 5, 6 or 7 of this Agreement;

                                    (2) Material breach by the Executive of any
provision of this Agreement other than Sections 5, 6 and 7 which is not cured by the Executive within thirty (30) days of written notice thereof;

                                    (3) Any misconduct or omission on the part
of the Executive which is intended to cause harm to GSN, Parent or any Affiliate;

                                    (4) Gross negligent performance by the
Executive of his duties as President of GSN, as determined by the Board after notice to the Executive and an opportunity for the Executive to be heard by the Board; or

                                    (5) The conviction of the Executive of:
(A) any felony; or (B) any other crime involving moral turpitude.

                  (b) For purposes hereof, a "Disability" of the Executive shall be deemed to have occurred in the event: (i) the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of forty-five (45) successive days or an aggregate of sixty (60) days during any six (6) month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence; or (ii) the Executive is deemed by a licensed physician designated by the Board and reasonably acceptable to the Executive to have a permanent disability such that Executive will be unable to perform his duties under this agreement. GSN shall have the right to have the Executive examined by a competent physician for purposes of determining his physical or mental incapacity.

                  (c) Executive's employment or termination of employment hereunder shall not effect the rights and obligations of the Executive, GSN or Purchaser under the Stock Purchase Agreement.

                  (d) Sections 5 and 6 hereof shall survive termination of this Agreement.

         9.       NOTICES

                  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered personally against receipt therefor; (ii) one (1) day after being sent by Federal Express or similar overnight delivery; or (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

               If to GSN:

                        Global Source Network, Ltd.
                        c/o The Pietrafesa Corporation
                        7400 Morgan Road
                        Liverpool, NY 13090-3900
                        Attn:  Richard C. Pietrafesa, Jr.

                        with a copy to:

                                Scolaro, Shulman, Cohen, Lawler & Burstein, P.C. 90 Presidential Plaza
                                Syracuse, NY 13202
                                Attention:  Todd S. Smith, Esq.

               If to Executive:

                        Peter Lister
                        120 Springy Banks Road
                        East Hampton, NY 11937

                        with a copy to:

                                Mezan, Stolzberg & Schwartzman, P.C.
                                460 Park Avenue
                                New York, NY 10022
                                Attn:  Maxwell Stolzberg, Esq.

         10.      SEVERABILITY OF PROVISIONS

                  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

         11.      ENTIRE AGREEMENT; MODIFICATION

                  (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                  (b) The Executive acknowledges that any cash and non-cash compensation received by him prior to the execution of this Agreement shall be applied to the obligations of GSN hereunder.

         12.      BINDING EFFECT

                  The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, GSN, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive's obligations hereunder may not be transferred or assigned by the Executive.

         13.      NON-WAIVER

                  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

         14.      GOVERNING LAW

                  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

         15.      HEADINGS

                  The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

         16.      COUNTERPARTS

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                GLOBAL SOURCE NETWORK, LTD.



                                By:
                                   ---------------------------------------
                                      Richard C. Pietrafesa, Jr., Chairman



                                ------------------------------------------
                                Peter Lister, Executive

EXHIBIT 2.02
to Global Purchase Agreement


                                 PROMISSORY NOTE

                                                              New York, New York


                                                              ____________, 199_

         FOR VALUE RECEIVED, The Pietrafesa Corporation ("Maker"), hereby promises to pay Peter Lister (hereinafter referred to as the "Holder") at the office of Maker in New York, New York, the initial principal sum of Eight Hundred Thousand and 00/100 Dollars ($800,000.00), together with interest on the outstanding balance at the fixed rate of ten percent (10%) per annum from the date hereof, in the manner provided herein. Unless there is an initial public offering ("IPO") of the common stock of Maker ("Pietrafesa Stock") on or before the third anniversary date of this Note, the entire outstanding principal balance of this Note together with all accrued interest thereon shall be due and payable in full on the third anniversary date hereof. Interest only shall be payable in arrears on a monthly basis commencing thirty (30) days after the date hereof. In the event of an IPO on or before the third anniversary date of this Note, upon the date of such IPO the entire outstanding principal balance of this Note together with all accrued interest thereon shall immediately become due and payable in full in immediately available funds.

         1. Acceleration Upon Default. This Note shall become immediately due and payable upon the occurrence of any of the following events of default:

                  (a) The failure of Maker to make payment when due under this Note after ten (10) days prior written notice; or

                  (b) The insolvency of Maker, the appointment of a receiver of its assets, or the institution of any involuntary proceeding under any bankruptcy or insolvency law relating to the relief of a debtor for the readjustment or relief of any indebtedness of Maker, whether as a reorganization, composition, extension or otherwise, which involuntary proceeding is not terminated, dismissed or concluded in a manner not adverse to Maker within ninety (90) days of the commencement of such proceeding; or

                  (c) The filing by Maker of an application or an assignment for the benefit of creditors or for taking advantage of the same or any bankruptcy or insolvency law.


         2. Prepayment. Maker shall have the right to prepay all or any portion of the principal balance due under this Note at anytime without premium or penalty provided interest to the date of prepayment is also tendered.

         3. Waiver. No delay or omission on the part of Holders in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

         4. Attorneys' Fees and Cost of Collection. Maker agrees to pay all reasonable costs, charges, and expenses, including reasonable attorney's fees incurred by Holders in collecting this Note.

         5. Notice. All notices, demands and requests given or required to be given by any party hereto to the other party shall be in writing and shall be deemed to have been properly given, made or served only if sent by registered or certified mail, postage prepaid, addressed to the parties at their last known address, or such other address as the parties shall give by prior notice.

         6. Negotiability. This Note is non-negotiable and may not be assigned, transferred or set over by Maker or Holder.

         7. Reference. This Note is subject to the terms and conditions of a certain Stock Purchase Agreement by and among The Pietrafesa Corporation, Peter Lister, and Global Source Network, Ltd. ("the Stock Purchase Agreement"). Holders acknowledge and agree that Maker has the rights of reduction and of offset under the Stock Purchase Agreement, which rights may result in the reduction of the principal amount of this Note and/or offset against interest due on this Note. Any reduction or offset resulting in the reduction of the principal amount of this Note shall be treated as occurring as of the date of this Note.

         8. Jurisdiction. This Note shall be deemed to have been made and shall be governed by the laws of the State of New York in all respects, including matters of construction, validity and performance and none of its terms or provisions may be waived, altered, modified or amended except as Holders may consent thereto in writing duly signed for and on his behalf.



                                     MAKER:

                                     THE PIETRAFESA CORPORATION




                                     By:_______________________________
                                        Name:
                                        Title: